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NCI BUILDING SYSTEMS, INC.

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[NCI BUILDING SYSTEMS, INC. LETTERHEAD]

February 25, 2005

Dear Stockholder:

     As you know, the Board of Directors of NCI Building Systems, Inc. (“NCI”) has recommended a vote in favor of the 2003 Long-Term Incentive Plan, as amended and restated (the “Plan”) at the Annual Meeting of Stockholders to be held on Friday, March 11, 2005.

     We have become aware that Institutional Shareholders Services (“ISS”) has circulated a vote recommendation against approval of the Plan. We respectfully ask that you take into account the following prior to delivering a vote on the Plan:

•	The sole reason that ISS identified for a negative vote recommendation was NCI’s three-year average “burn rate.”[1] ISS did not have any objection to the proposed increase in the number of shares under the Plan.

•	ISS in their initial recommendation somewhat overstated NCI’s burn rate, because they did not utilize the actual number of shares outstanding at fiscal year end in their analysis.

•	The burn rate for fiscal year 2004 was inflated due to the necessity of granting restricted stock and option awards to attract and appropriately compensate Norman Chambers to serve as our President and Chief Operating Officer. A corresponding adjustment was also made to the restricted stock and option awards to A.R. Ginn, NCI’s Chief Executive Officer, so that his equity awards would be competitive. Our Board of Directors determined that the recruitment of Mr. Chambers in fiscal 2004 was critical to ensuring continuity in our business upon Mr. Ginn’s retirement and protecting shareholder value.

•	We believe that our employees are recognized as the best in the industry and we view equity-based compensation as critical to their recruitment and retention. Of the approximately 125 employees receiving semi-annual equity grants, only 17 persons are Company officers. All of our equity awards have a minimum of four-year vesting to enhance retention.

•	NCI views the use of equity awards as particularly critical at this time for retention purposes. As reported in our most recent 10-K, our former president and chief executive officer has started a business that will compete with us in two of our three business units--components and engineered building systems. In addition, several of our other competitors are actively soliciting our employees. We must have the tools to retain our employees, such as vesting restrictions on equity

[1]	ISS defines the burn rate as the total number of equity awards (in the form of stock awards and stock options) granted in any given year divided by the number of common shares outstanding.

awards. We recently granted restricted stock to a number of our rank and file employees in an effort to stem these efforts to recruit our employees.

•	Our recruitment and retention efforts are paying off with significant increases in shareholder value. Our earnings per share increased by 87% in fiscal 2004, and our stock price increased by approximately 50%.

•	If the Plan is not approved by the stockholders, NCI will presently only have approximately 80,000 shares available for grant under the Plan. This will be insufficient to provide an appropriate level of equity-based compensation to our employees, and will hamper our attempts at retention. Our current policy is to grant semi-annual equity awards with a fixed dollar value based on the Company’s stock price on the date of the award. Based on a $36.00 stock price, the Company needs approximately 170,000 shares per year for those grants alone.

•	The Plan includes performance-based cash award criteria which would enable NCI to deduct certain compensation in excess of $1 million as permitted by Section 162(m) of the Internal Revenue Code. If the Plan is not approved, NCI will be restricted to the use of cash to compensate its employees, but would not be able to structure performance-based bonus compensation that would be deductible to the extent $1 million compensation limit is exceeded.

     In summary, we believe that the Plan will be beneficial and add shareholder value. We believe our stock performance over the past year has been very positive, and a vote against the Plan would unduly hamper our management in its efforts to continue that performance.

     We welcome the opportunity to discuss this letter with you.

/s/ A.R. Ginn	/s/ Norman C. Chambers

A.R. Ginn Chairman and Chief Executive Officer	Norman C. Chambers President and Chief Operating Officer